Exhibit 10.1

NATIONSTAR MORTGAGE LLC
ANNUAL INCENTIVE COMPENSATION PLAN
(Dated as of March 30, 2014)

1.	Purpose.
The purpose of the Nationstar Mortgage LLC Annual Incentive Compensation Plan (the “Plan”) is to provide certain senior executive officers of Nationstar Mortgage LLC (the “Company”) with annual incentive bonus opportunities that are tied to both the achievement of financial performance goals by the Company and the attainment of individual performance objectives by a Participant.
2.    Administration.
The Plan shall be administered by the Compensation Committee of the Board of Directors of Nationstar Mortgage Holdings Inc. (the “Committee”). The Committee shall have discretionary and final authority to interpret the terms and provisions of the Plan and may adopt, alter or repeal any administrative rules, guidelines and/or practices governing the operation of the Plan as it shall from time to time deem advisable; provided, however, that the Committee may not decrease the amount of the Bonus Pool (as described below) and provided, further, that no action taken under this Section 2 shall intentionally cause a Bonus payment to become subject to Sections 409A or 457A of the Internal Revenue Code of 1986, as amended.
3.    Eligibility.
Any senior executive officer of the Company who is designated by the Committee and is notified in writing by the Company of his or her eligibility to participate shall be eligible to participate in the Plan (each such officer, a “Participant”).
4.    Determination and Payment of Annual Bonus Awards.

(a)
Amount of Bonus Pool. The annual bonus pool from which a bonus (a “Bonus”) may be paid to a Participant pursuant to the terms of the Plan shall be equal to four percent (4%) of the Company’s “Operating Cash Flow,” as defined in and determined in accordance with the terms set forth in Exhibit A attached hereto, which Exhibit A may be amended from time to time (the “Bonus Pool”).

(b)
Allocation of Bonus Pool Among Participants. For each fiscal year during which the Plan is in effect, the Committee shall determine, in its sole discretion, but following consultation with the Chief Executive Officer of the Company, the percentage of the Bonus Pool to be allocated to each Participant (the “Annual Allocation”), provided that, in no event may the Annual Allocation for such Participant be less than seventy-five percent (75%) of the Annual Allocation for that Participant in the immediately preceding fiscal year. The Committee shall provide notice to the Chief Executive Officer of the Company of such Annual Allocation. Upon receipt of such notice from the Committee, the Chief Executive Officer of the Company shall provide notice to each Participant of that Participant’s Annual Allocation.

(c)
Eligibility to Receive Bonus Payment. Except to the extent otherwise provided in a Participant’s employment agreement with the Company, a Participant shall only be eligible to receive the payment of a Bonus pursuant to the terms of the Plan if, as of the last day of the fiscal year to which such Bonus relates, the Participant (i) is employed by the Company or its subsidiaries and (ii) has not notified the Company of his or her intent to resign employment with the Company and its subsidiaries.

(d)
Bonus Payment. A Bonus, if any, shall be paid to a Participant as soon as practicable after the Company’s financial results for the fiscal year have been determined; provided, however, that in no event shall such payment be made earlier than January 1st or later than March 15th of the year following the year to which it relates. A portion of the Bonus may be paid in shares of common stock of Nationstar Mortgage Holdings Inc. granted pursuant to the Nationstar Mortgage Holdings Inc. 2012 Incentive Compensation Plan, subject to vesting and other terms and conditions. The Company will determine such portion in its sole discretion no later than March 15 following the end of the fiscal year.

(e)
Termination of Employment of a Participant. Subject to Section 4(c) hereof, in the event that a Participant terminates employment with the Company for any reason, the Participant shall no longer be entitled to participate in the Plan and the Committee shall, in its sole discretion, (i) apportion all (or a portion) of the terminated Participant’s Annual Allocation among the remaining Participants, (ii) add a new Participant (or Participants) to the Plan and apportion all (or a portion) of the terminated Participant’s Annual Allocation to the new Participant (or Participants) or (iii) implement any combination of the foregoing.

5.	Amendment and Termination.
The Committee shall have the right to amend, modify, suspend or terminate the Plan at any time. Notwithstanding the foregoing, no such amendment, modification, suspension or termination may, without the consent of any Participant affected thereby, impair the rights of such Participant with respect to a Bonus which became vested prior to the date thereof.
6.    Miscellaneous

(a)
No Right to Continued Employment or Payment of a Bonus. The right of a Participant to receive a Bonus under the Plan shall not be deemed a right to continued employment by the Company or its subsidiaries and does not otherwise restrict the Participant’s right or the right of the Company to terminate the Participant’s employment at any time, with or without notice and with or without cause. No Participant has any claim to be awarded a Bonus, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of each Bonus and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not the Participants are similarly situated).

(b)
Unfunded Status of Awards. Bonus payments shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure the payment of such bonuses.

(c)
Nontransferability. No Participant shall have the power or right to transfer (other than by will or the laws of descent and distribution), alienate or otherwise encumber his or her interest under the Plan.

(d)	Withholding Taxes. The Company shall withhold all applicable federal, state and local taxes from the payment of any Bonus made pursuant to the Plan, in accordance with applicable laws and regulations.

(e)	Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflict of laws.

(f)	Effective Date. The effective date of the Plan is January 1, 2014.

EXHIBIT A

OPERATING CASH FLOW

Operating Cash Flow is Adjusted EBITDA from Operating Segments consistent with the Company’s financial reporting less Capitalized Servicing net of related sale of excess spread financing and principal payments on excess spread financing plus impairments of equity method investments.

Operating Segments means the servicing and originations segments.

Capitalized Servicing is recorded when Nationstar Mortgage sells loans on a servicing retained basis.